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                                                               EXHIBIT NO. 99.11


                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 28 to Registration Statement No. 2-54607 of MFS Series Trust IV of our reports each dated October 6, 1995 appearing in the annual reports to shareholders for the year ended August 31, 1995 of MFS Municipal Bond Fund, MFS OTC Fund, MFS Money Market Fund and MFS Government Money Market Fund, each a series of MFS Series Trust IV and to the references to us under the headings "Condensed Financial Information" in each Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.


DELOITTE & TOUCHE LLP



Boston, Massachusetts
December 27, 1995